Exhibit 10.4b

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated August 18, 2010 by and between, BankUnited, a federally chartered thrift institution (“NewBank”) and Douglas Pauls (“Executive”).

WHEREAS, NewBank and Executive previously entered into an Employment Agreement dated September 1, 2009 (the “Original Agreement”); and

WHEREAS, NewBank and Executive desire to amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.       Term of Employment.

Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by NewBank for a period that commenced on September 1, 2009 (the “Effective Date”) and will end on the third anniversary of the Effective Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), the Board of Directors of NewBank (the “NewBank Board”) may elect to extend the Employment Term for an additional one-year period, unless NewBank or Executive provides the other party with Notice (as defined in Section 12(j)) 90 days prior to the next Extension Date that the Employment Term shall not be so extended.

2.       Position.

(a)        During the Employment Term, Executive shall serve as Senior Executive Vice President and Chief Financial Officer of NewBank.  Executive shall report directly to the Chief Executive Officer of NewBank and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of NewBank.  If requested, Executive shall also serve as an officer or member of the board of directors of NewBank’s subsidiaries, in each case, without additional compensation.

(b)        During the Employment Term, Executive will devote Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the NewBank Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) from continuing to, or subject to the prior approval of the NewBank Board, from accepting appointment to serve on any board of directors or trustees of any business corporation; provided  in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 8 and 9.

performance of Executive’s duties hereunder or conflict with Sections 8 and 9.

3.       Compensation.

(a)        Base Salary.

During the Employment Term, NewBank shall pay Executive a base salary at the annual rate of $552,500, payable in regular installments in accordance with NewBank’s usual payment practices.  Executive’s base salary may be increased (but not decreased) as may be determined from time to time in the sole discretion of the NewBank Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)        Discretionary Annual Bonus.

During each full fiscal year during the Employment Term, Executive shall be eligible to earn a discretionary annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole and absolute discretion of the NewBank Board, provided that it is the expectation of the parties that no such Annual Bonus shall be awarded to Executive during the Employment Term.

(c)        Relocation Payment.

In connection with relocation expenses Executive is expected to incur in connection with his employment hereunder, NewBank shall pay Executive an amount equal to $42,000, which amount shall be paid to Executive, in a cash lump sum payment, on November 1, 2009; provided, that Executive is still employed by New Bank on such date.

4.       Equity Arrangements.

As of the Effective Date or as soon as practicable thereafter, the Company shall enter into arrangements with regard to Executive’s equity arrangements with the Company.

5.       Employee Benefits.

During the Employment Term, Executive shall be entitled to participate in NewBank’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of NewBank (the “Benefit Plans”).  During the Employment Term, Executive shall also be eligible to participate in an excess 401(k) plan and NewBank shall provide Executive with an automobile, up to a cost of $1,250 per month for Executive’s use (such excess 401(k) plan participation and provision of an automobile, together with the Benefit Plans, collectively, the “Employee Benefits”).

6.       Business Expenses.

During the Employment Term and in accordance with NewBank policies, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

7.       Termination.

The Employment Term and Executive’s employment hereunder may be terminated by NewBank at any time and for any reason upon at least 30 days’ advance Notice to Executive (provided, however, that a termination with Cause (as defined below) shall be effective immediately, subject to any applicable procedures set forth in the definition of Cause) and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment, other than as a result of Executive’s death.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with NewBank and its affiliates (except with respect to any equity arrangements, which shall be exclusively governed by the terms of such equity arrangements).

(a)        By NewBank with Cause or By Executive other than as a result of Good Reason.

(i)         The Employment Term and Executive’s employment hereunder may be terminated by NewBank with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than for Good Reason (as defined in Section 7(c)(ii)), provided that (as set forth above) Executive will be required to give NewBank at least 30 days’ advance Notice of a such a resignation.

(ii)        For purposes of this Agreement, “Cause” shall mean Executive’s: (A) Personal Dishonesty, (B) Incompetence and Willful Misconduct, (C) willful or intentional failure to perform Specified Duties, (D) willful violation of any law, rule, or regulation (other than Excluded Offenses) or final cease-and-desist order (it being understood that unless Executive is indicted or charged by a court of competent jurisdiction with the applicable violation, the NewBank Board shall have the burden of proving the occurrence thereof by clear and convincing evidence), or (E) willful and material breach of any Material Provision of the Agreement. Notwithstanding the above, in each case, “Cause” shall cease to exist for an event on the one hundred eightieth (180th) day following the later of (i) its occurrence or (ii) the actual knowledge thereof by a majority of the NewBank Board (not including Executive or any other employee of the Company and its subsidiaries, if applicable) that the conduct has occurred and, if applicable, such conduct has resulted in the requisite consequences required hereunder, unless NewBank has given Executive a Notice thereof prior to such date. A termination of Executive shall not be deemed to be with “Cause” unless and until there shall have been delivered to Executive a copy of a finding approved by a majority of the NewBank Board (or, in the case of clause (C), the Board of Directors of the Company (the “Company Board”) (in each case, not including Executive or any other employee of the Company or its subsidiaries, if applicable), concluding that, in the good faith opinion of such majority, Executive has engaged in the conduct described in one or more of the clauses above, specifying the particulars thereof in reasonable detail and demonstrating that no cure by Executive was effected following giving Executive thirty (30) days to cure such conduct after Notice by NewBank to Executive of such conduct, or, in the case of clause (B) above, to cure the negative impact of such conduct after Notice by NewBank to Executive of such conduct, or in the NewBank Board’s good faith reasonable judgment, no cure is possible at such time (it being understood that the matters in clauses

(A) and (D) of this definition shall not be subject to any opportunity to cure) (such notice, a “Cause Notice”). Notwithstanding any provision herein to the contrary, no act, or failure to act, shall be deemed willful, intentional or grossly negligent if Executive can demonstrate that Executive acted in a good faith belief that such action was in the best interests of the Company and its subsidiaries.

(iii)       For purposes of this Agreement, “Excluded Offenses” shall include any motor vehicle related offenses and any other violation of any law, rule, or regulation that does not constitute a felony.

(iv)       For purposes of this Agreement, “Personal Dishonesty” shall mean Executive’s theft, embezzlement, fraud or similar conduct with respect to the Company or any of its subsidiaries or its or their property (other than de minimis property).

(v)        For purposes of this Agreement, “Incompetence and Willful Misconduct” shall mean Executive’s willful, intentional or gross misconduct in connection with his duties to the Company or any of its subsidiaries (other than such failure resulting from Executive’s Disability) that results in material adverse harm to the Company and its subsidiaries, taken as a whole.

(vi)       For purposes of this Agreement, “Specified Duties” shall mean Executive’s duty to follow lawful and reasonable orders of the Company Board relating to a determination by the Company Board to effect an Exit Event or an Initial Public Offering (each as defined in the Amended and Restated Limited Liability Company Agreement of the Company, dated May 21, 2009, among the Company and its members as it may be amended, supplemented or modified from time to time (the “LLC Agreement”)) or other order, the failure of which to follow, could reasonably be expected to materially and adversely impact the Company and its subsidiaries taken as a whole (other than such failure resulting from Executive’s Disability).

(vii)      For purposes of this Agreement, “Material Provision” shall mean Sections 8 and 9 of this Agreement.

(viii)     If Executive’s employment is terminated by NewBank with Cause (or Executive resigns at a time when grounds for Cause exist, provided that the NewBank Board shall have delivered a Cause Notice to Executive within ten (10) business days of such termination of employment), or Executive voluntarily resigns without Good Reason, Executive shall be entitled to receive:

(A)  the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B)   any Annual Bonus awarded by the NewBank Board, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C)   such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of NewBank (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by NewBank with Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(viii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)        Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by NewBank by reason of Executive’s Disability.  The term “Disability” shall mean: Executive’s inability, for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period, to perform Executive’s employment duties hereunder as a result of Executive’s becoming physically or mentally incapacitated.  Any question as to the existence of such Disability of Executive as to which Executive and NewBank cannot agree shall be verified in writing by a physician selected by the NewBank Board and Executive jointly (or if they cannot agree, a physician selected by the NewBank Board and reasonably acceptable to Executive).  The determination by such physician of Disability that is delivered made in writing to NewBank and Executive shall be final and conclusive for all purposes of this Agreement.

(ii)  Upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.  In addition, upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive (to the extent applicable) and Executive’s eligible dependents (to the extent covered under such plan immediately prior to such termination) shall be entitled to receive continued coverage under NewBank’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage), at NewBank’ sole expense, for six months from Executive’s date of termination of employment with NewBank as a result of Executive’s Disability or death (such period, the “Coverage Period”). The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Coverage Period.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)        By NewBank without Cause or Voluntary Resignation by Executive for Good Reason.

(i)         The Employment Term and Executive’s employment hereunder may be terminated by NewBank without Cause or voluntarily by Executive for Good Reason.

(ii)        For purposes of this Agreement, “Good Reason” shall mean: (A) a material reduction in Executive’s Base Salary; (B) a change in Executive’s title, or a material diminution in Executive’s reporting relationship, duties or responsibilities (other than as a result of Cause or Disability); or (C) the failure of NewBank or its subsidiaries to pay any compensation to Executive when due; provided, however, in each case, that no such event shall constitute “Good Reason” unless Executive notifies NewBank in writing of the existence of the event constituting Good Reason within sixty (60) days of the occurrence thereof and the event constituting Good Reason is not cured within thirty (30) days from the receipt of such Notice to cure.

(iii)       If Executive’s employment is terminated by NewBank without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)  the Accrued Rights;

(B)   a payment of an amount equal to the product of (i) the lesser of (a) the number of completed calendar months, rounded down to the nearest whole month, that have elapsed between the Effective Date and the date of termination and (b) twelve (12), and (ii) the monthly Base Salary, which amount shall be payable to Executive in a lump sum within 60 days following Executive’s termination of employment; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other plans, programs or arrangements of NewBank or its affiliates; and

(C)   continued coverage under NewBank’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for Executive and Executive’s dependents (to the extent covered under such plan immediately prior to such termination), at NewBank’s sole expense, until the earlier of (i) six months from Executive’s date of termination of employment with NewBank and (ii) the date Executive is or becomes eligible for comparable coverage under health plans of another employer (such period the “Continued Coverage Period”). The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Continued Coverage Period.

Amounts payable to Executive under subparagraphs (B) and (C) above, are subject to Executive providing a release of all claims to NewBank and its affiliates in the form attached hereto as Exhibit A (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of NewBank) no later than the 59th day following termination of employment (and NewBank may, at its sole election, defer the payment of any such amount until the 60th day following termination of employment). Following Executive’s termination of employment by NewBank without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)        Non-Renewal of Employment Term by Executive.  In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, the expiration of the Employment Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.  Following such termination of Executive’s employment under this Section 7(d), except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)        Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with NewBank beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or NewBank; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(f)         Notice of Termination.  Any purported termination of employment by NewBank or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(j) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g)        Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Company Board (and any committees thereof), the NewBank Board (and any committees thereof), the Board of Directors of BU Financial Corporation, a Delaware corporation (“InterCo”) (and any committees thereof) and the board of directors of any subsidiary, if applicable, and agrees to resign as an officer of each of the Company, NewBank, Interco and each of their respective subsidiaries.

8.       Non-Competition; Non-Solicitation of Employees; Non-Disparagement.

(a)        Executive acknowledges and recognizes the highly competitive nature of the businesses of NewBank, Interco, the Company and their affiliates and accordingly agrees as follows:

(i)  Executive will not, within eighteen months following the termination of Executive’s employment by NewBank for Cause or by Executive’s voluntary resignation without Good Reason (which, for the avoidance of doubt, shall include, without limitation, Executive providing Notice described in Section 1 of this Agreement that Executive is not extending the Employment Term and/or any termination of employment thereafter) (the “Post-Termination Period”) or during the Employment Term (collectively with the Post-Termination Period, the “Restricted Period”), directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, or director with, any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) or holding company thereof that (i) has more than 75% of its deposits (as defined in 12 U.S.C. Section 1813(1)) in the State of Florida (with such applicable percentage reduced to 50% of deposits after the one-year anniversary of the Effective Date); (ii) has more than 75% of its branches (measured by physical presence) in the State of Florida (with such applicable percentage reduced to 50% of branches after the one-year anniversary of the Effective Date); (iii) has its principal place of business or headquarters in the State of Florida; or (iv) is an entity (or successor thereto) described in Section 3.7(c)(iv) of the LLC Agreement (each, a “Competitive Business”). Notwithstanding anything contained herein to the contrary, this Section 8(a)(i) shall not apply following the termination of Executive’s employment following NewBank’s delivery of a Non-Renewal Notice.

(ii)  During the Post-Termination Period (which, for purposes of this Section 8(a)(ii), shall include, without limitation, Executive’s voluntary resignation without Good Reason following NewBank’s delivery of a Non-Renewal Notice), Executive will not initiate or respond to communications with any of the employees of InterCo, NewBank or its subsidiaries who earned annually $150,000 or more as an InterCo, NewBank or subsidiary employee during the twelve-month period prior to the termination of such individual’s employment with InterCo, NewBank or its subsidiary, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

(iii)  Executive will not at any time (whether during or after the Employment Term), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon NewBank or any of its affiliates or any of the Directors (as defined in the LLC Agreement) or original Investor Members (as defined in the LLC Agreement) or that is or reasonably would be expected to be damaging to the reputation or business of NewBank or any of its affiliates or any of the Directors or original Investor Members. Each of NewBank, the Company and InterCo on behalf of itself and its respective directors and senior officers agrees that none of NewBank, the Company or InterCo and their respective directors and senior officers, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon Executive, or that is or reasonably would be expected to be damaging to the reputation or business of Executive.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(b)        It is expressly understood and agreed that although the parties to this Agreement consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)        The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on NewBank’s application for injunctive relief.

9.       Confidentiality.

(a)        Executive will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside NewBank or its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of NewBank, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to NewBank or its affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the NewBank Board.

(b)        “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to NewBank of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by NewBank to obtain a protective order or similar treatment.

(c)        Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family, legal or financial advisors or governmental agencies, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)        Upon termination of Executive’s employment with NewBank for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by NewBank, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to NewBank, at NewBank’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of NewBank, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with NewBank regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books.  To the extent that Executive is provided with a cell phone number by NewBank during employment, NewBank shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e)        Except as otherwise expressly set forth herein, the provisions of Sections 8, 9 and 10 of this Agreement shall survive the termination of Executive’s employment for any reason.

10.     Specific Performance.

Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and NewBank and its affiliates would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, NewBank shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.

11.     Excise Tax.

(a)        In the event that any amount or benefit that may be paid or otherwise provided to or in respect of Executive by or on behalf of NewBank or any affiliate, whether pursuant to this Agreement or otherwise (collectively, “Covered Payments”), is or may become subject to the tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or any comparable provision of state, local or foreign law) (“Excise Tax”), NewBank will pay to Executive a “Reimbursement Amount” equal to fifty percent (50%) of the total of: (i) any Excise Tax on the Covered Payments, plus (ii) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount, plus (iii) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in Executive’s income and Executive’s combined Federal, state, and local income tax rate for the calendar year in which the Reimbursement Amount is includible in Executive’s taxable income, plus (iv) any interest, penalties or additions to tax imposed under applicable law in connection with the Excise Tax or the Reimbursement Amount, plus (v) any reasonable out-of-pocket costs incurred by Executive in connection with any of the foregoing. For purposes of this Section 11(a), Executive will be deemed to pay (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Reimbursement Amount is includible in Executive’s taxable income and (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which such Reimbursement Amount is includible in Executive’s taxable income, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income). This provision is intended to provide Executive with a payment equal to fifty percent (50%) of an amount that would put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Covered Payment that is paid or otherwise provided to or in respect of Executive in connection with a Change of Control Transaction (as defined below).

(b)        The payment of a Reimbursement Amount under this Section 11 shall not be conditioned upon Executive’s termination of employment.

(c)        The determination of whether an event described in section 280G(b)(2)(A)(i) of the Code has occurred, the amount of any Reimbursement Amount and/or the amounts described in Section 11(a) above shall be made initially by an accounting firm selected by the NewBank Board (as constituted prior to the occurrence of any transaction giving rise to payment of a Reimbursement Amount, such transaction a, “Change of Control Transaction”), or, if no such firm is selected, by the independent compensation consulting firm retained by the NewBank Board prior to any Change of Control Transaction to provide consulting advice to the NewBank Board; provided, however, that nothing herein shall limit Executive’s right to payment of the Reimbursement Amount in the event it is determined that any of such initial determinations was incorrect.

(d)        Executive shall promptly provide NewBank with Notice of any claim by any taxing authority that, if successful, would require the payment by NewBank of a Reimbursement Amount; provided, however, that failure by Executive to give such Notice promptly shall not result in a waiver or forfeiture of any of Executive’s rights under this Section 11 except to the extent of actual damages suffered by NewBank as a result of such failure.  If NewBank notifies Executive in writing within 15 days after receiving such Notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to pay any resulting Reimbursement Amount), Executive shall:

(i)  give NewBank any information reasonably requested by NewBank relating to such claim;

(ii)  take such action in connection with contesting such claim as NewBank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by NewBank that is reasonably acceptable to Executive;

(iii)  cooperate with NewBank in good faith in order effectively to contest such claim; and

(iv)  permit NewBank to participate in any proceedings relating to such claim;

provided, however, that NewBank’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that NewBank shall bear and pay on an after-tax and as-incurred basis, all reasonable attorney’s fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(e)        Notwithstanding anything herein to the contrary, if at the time of a proposed Change of Control Transaction that could reasonably be expected to result in the payment of a Reimbursement Amount pursuant to this Section 11 no stock of NewBank (or another relevant corporation) is readily tradable on an established securities market or otherwise, Executive and NewBank shall use best efforts to obtain shareholder approval for any of the payments or benefits received or to be received by Executive, whether pursuant to this Agreement or otherwise, that are potentially subject to the Excise Tax, so that upon such shareholder approval, the payments and/or benefits shall not be subject to the Excise Tax, provided that failure to obtain such shareholder approval shall not constitute a breach of this Agreement.

(f)         At such time that NewBank or any of its affiliates undergoes an Initial Public Offering, the NewBank Board shall, in its good faith discretion, determine whether to amend the Agreement to provide that the Reimbursement Amount shall be equal to 100% of the sum of the amounts set forth in Sections 11(a)(i)-(v) of this Agreement.

12.     Miscellaneous.

(a)        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b)        Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by NewBank.  There arc no restrictions, agreements, promises, warranties, covenants or undertakings among the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c)        No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)        Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)        Assignment.  This Agreement, and all of the respective parties’ rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by the parties hereto.  Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)         Set-Off; No Mitigation.  NewBank’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to NewBank or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor, except as provided in Section 7(c)(iii)(C)(ii).

(g)        Compliance with Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.

Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with NewBank, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then NewBank will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with NewBank (or the earliest date as is permitted under Section 409A), (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the NewBank Board that does not cause such an accelerated or additional tax, (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with NewBank for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from NewBank within the meaning of Section 409A, and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by NewBank no later than the end of the calendar year following the calendar year in which Executive remits the related taxes. NewBank shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither New-Bank nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h)        Required Regulatory Language.

(i)  Notwithstanding anything herein contained to the contrary, any payments to Executive by NewBank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k) and the Federal Deposit Insurance Corporation (the “FDIC”) regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

(ii)  Notwithstanding anything herein contained to the contrary, if Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of NewBank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U. S. C. §1818(e)(3) or 1818(g)(1), NewBank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.

(iii)  Notwithstanding anything herein contained to the contrary, if Executive is removed and/or permanently prohibited from participating in the conduct of NewBank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of NewBank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of NewBank and Executive shall not be affected.

(iv)  Notwithstanding anything herein contained to the contrary, if NewBank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of NewBank under this Agreement shall terminate as of the date of default, but vested rights and obligations of NewBank and Executive shall not be affected.)

(v)  Notwithstanding anything herein contained to the contrary, all prospective obligations of NewBank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of NewBank:  (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of NewBank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(e);  (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

(vi)  If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

(i)         Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  For the avoidance of doubt, the parties to this Agreement shall continue to be bound by the terms of this Agreement (or shall require any successor to be bound by the terms of this Agreement) following an Initial Public Offering of NewBank or one of its affiliates.  In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to NewBank or, in the absence of such designation, to Executive’s estate.

(j)         Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to NewBank, addressed to:

BankUnited

14817 Oak Lane

Miami Lakes, Florida 33016

If to Executive, addressed to the most recent address of Executive set forth in the personnel records of NewBank.

(k)        Executive Representation.  Executive hereby represents to NewBank that the execution and delivery of this Agreement by Executive and NewBank and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(l)         Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and NewBank and/or its affiliates regarding the terms and conditions of Executive’s employment with NewBank and/or its affiliates.

(m)       Cooperation.  If and to the extent requested by the Company or any of its Subsidiaries, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with NewBank and its affiliates.  In respect of the foregoing cooperation, NewBank shall provide reasonable compensation to Executive and shall reimburse Executive promptly for reasonable out-of-pocket expenses (including travel costs, lodging and meals); provided that such reimbursement shall be made no later than the end of the calendar year after the year in which the expenses are incurred.  This provision shall survive any termination of this Agreement.

(n)        Compliance with Code Section 162(m).  Prior to such time that NewBank or any of its affiliates undergoes an Initial Public Offering, the NewBank Board and Executive-agree to discuss in good faith, to the extent requested by the NewBank Board in writing on a timely basis, whether to amend Section 3 of this Agreement in order to maintain the deductibility of the compensatory arrangements described in Section 3 of this Agreement to the extent the deductibility of such compensatory arrangements would be limited by the application of Section 162(m) of the Code, provided that Executive shall not be required to amend this Agreement in a manner that would, as determined in the Executive’s sole discretion, adversely effect Executive’s overall compensation under this Agreement.

(o)        Withholding Taxes.  NewBank may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(p)        Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

BANKUNITED

/s/ Rajinder P. Singh
By:
Title:

EXECUTIVE

/s/ Douglas J. Pauls
DOUGLAS PAULS

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Douglas Pauls (“Executive”).

WHEREAS, Executive and BankUnited, with offices at 14817 Oak Lane, Miami Lakes, FL 33016 (the “NewBank”), entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) dated August 18, 2010 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without.  Cause or Executive’s resignation of employment for Good Reason (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B) and (C) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.             Executive, for himself and his heirs, assigns, executors and administrators, hereby fully and finally waives, discharges and releases the Company Group (as defined below), including each of the Company Group’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, employees, agents and representatives, and each of their heirs and assigns (collectively, the “Released Parties”), from any and all claims, suits, promises, contracts, liabilities, obligations and damages arising on or prior to the date hereof relating to his employment with the Company Group or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims (whether written or oral), claims arising under tort, covenant, public policy or otherwise, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). the Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, claims under the laws, including the labor laws of any state or locality, all claims under related common law, statutes, and administrative and executive orders at the federal, state and local levels of government, and any claims to any payments or benefits from employment with the Company Group, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 7(c)(iii) of the Employment Agreement, (ii) any rights Executive has to indemnification under the Amended and Restated Limited Liability Company Agreement of BU Financial Holdings, LLC dated as of May 21, 2009, as it may be amended from time to time or otherwise or coverage under directors’ and officers’ liability insurance policies, (iii) any direct or indirect holdings of equity in the Company and its subsidiaries or affiliates or any vested awards (or awards which may vest) which Executive has under any equity, equity-based, profits interest, stock option or similar plan, agreement or program, which equity and awards shall be subject to all the terms and conditions of such documents, and (iv) any claims for accrued and vested benefits under any of the Company Group’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during his employment with the Company Group that could form the basis for any claim by him against the Company Group under the worker’s compensation laws of any jurisdiction.  For the purposes of this Release of Claims, the term “Company Group” shall mean NewBank, BU Financial Corporation, WI Financial Holdings LLC, and each of their respective subsidiaries.

2.             Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its subsidiaries or affiliates); provided, however, that Executive shall not be prevented from challenging or seeking a determination in good faith of the validity of this Release of Claims under ADEA or enforcing any rights he may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its subsidiaries or affiliates.

3.             Executive acknowledges that he is subject to certain post-employment restrictions under the terms of the Employment Agreement, including, without limitation, a non-disparagement covenant pursuant to Section 8 of the Employment Agreement and a confidentiality covenant pursuant to Section 9 of the Employment Agreement and hereby reaffirms his obligations thereunder.

4.             Executive affirms that he has returned all property in Executive’s possession of NewBank, including, but not limited to, keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to NewBank’s business.  In addition, Executive has returned all electronic documents or records relating to NewBank that Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any presentations stored in hard copy or electronically.  Further, if Executive stored any information relating to NewBank on a personal computer or other storage device, Executive affirms that he has permanently deleted such information; provided, however, that, prior to deleting that information.  Executive printed out one copy and provided it to NewBank.

5.             This Release of Claims shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

6.             Each of the sections contained in this Release of Claims shall be enforceable independently of every other section in this Release of Claims, and the invalidity or

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unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release of Claims.

7.             This Release of Claims, together with the Employment Agreement, represents the complete agreement between Executive and NewBank concerning the subject matter in this Release of Claims and supersedes all prior agreements or understandings, written or oral.  This Release of Claims may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence Executive to sign this Release of Claims except such statements as are expressly set forth herein or in the Employment Agreement.

8.             EXECUTIVE ACKNOWLEDGES THAT HE IS RELEASING ALL CLAIMS UNDER ADEA AND HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT HE HAS CAREFULLY READ AND SIGNED THIS RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE.  IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT THE CONSIDERATION GIVEN FOR THIS RELEASE OF CLAIMS IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ALREADY ENTITLED, AND HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE OF CLAIMS.  FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS RELEASE OF CLAIMS DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF.  AND THAT THE RELEASE OF CLAIMS SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AND NEITHER NEWBANK.  NOR ANY OTHER PARTY IS OBLIGATED ‘FO PROVIDE ANY PAYMENTS OR BENEFITS TO EXECUTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

9.             Nothing contained herein shall be construed as an admission by the Company Group of any liability of any kind to Executive, all such liability being expressly denied except for obligations of NewBank imposed by the Employment Agreement which survive pursuant to this Release of Claims.

Douglas Pauls

Date: , 20

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